Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is made and entered into by and between Anne Martin-Vachon (“Employee”) and the EVINE Live Inc., a Minnesota corporation (the “Company”).

WHEREAS, Employee has been employed by the Company as President since August 1, 2018;

WHEREAS, Employee and the Company have agreed that Employee’s employment with the Company will end effective January 1, 2019 as a result of Employee’s voluntary resignation (the “Separation Date”).

WHEREAS, Employee and the Company have agreed to conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

WHEREAS, based on the foregoing, Employee and the Company desire to enter into this Separation Agreement to effect the termination of Employee’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, Employee and the Company agree as follows:

1.          Separation Date.  Except as provided in this Separation Agreement, all benefits and privileges of employment end as of the Separation Date.

2.          Consideration.  As consideration for Employee’s promises and obligations under this Separation Agreement:

a.           Unpaid Salary, Unpaid Business Expenses.  The Company shall promptly pay to Employee (i) any unpaid salary up through the Separation Date and (ii) all of Employee’s unreimbursed business expenses, including all expenses associated with her Minnesota Apartment (as defined below), incurred by her through the Separation Date.

b.           Separation Payment.  The Company will issue Employee the following payments:  (i) payments equal in the aggregate to Employee’s regular base compensation for four and one-half (4.5) months and totaling Two Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($243,750), payable biweekly in nine (9) equal installments in accordance with the Company’s regular payroll cycle (“Installment Payments”); and (ii) an additional Payment of Eight Thousand One Hundred Fifty-Two Dollars and Fifty-Six Cents ($8,152.56) (“Additional Payment”).  The Installment Payments and Additional Payment, collectively, shall be referred to herein as the “Separation Payment”.  The first Installment Payment and the Additional Payment will be paid on a regularly scheduled payroll date within thirty (30) days following the expiration of the rescission and revocation periods described in Section 5 below. Each Installment Payment and the Additional Payment will be paid in a lump sum, less applicable deductions and withholdings.

c.           Attorney’s Fees.  Upon Employee’s submission of supporting documentation to the Company, the Company shall promptly reimburse Employee for reasonable attorney’s fees incurred with respect to Employee’s offer letter dated May 29, 2018 (“Offer Letter”), which fees shall not exceed Seven  Thousand Five Hundred Dollars ($7,500.00).

d.           Waiver of Certain Contractual Rights.  The Company waives all rights: (i) to seek repayment from Employee of the relocation benefits provided to her in accordance with the provisions in the Offer Letter, (ii) to seek repayment from Employee of her $25,000 sign-on bonus in accordance with the provisions set forth in the Offer Letter (and including any document entitled or referred to as the "Sign-on Bonus Repayment Agreement"), and (iii) to enforce its rights under Section 7(a) of the Evine Live Inc. Protective Covenants Agreement executed by Employee on June 5, 2018 (“Non-Competition Covenant”).

For the avoidance of doubt, the Company and Employee agree that, to the greatest extent permissible by law,  (A) other than the Non-Competition Covenant, Employee remains bound by all provisions of the Protective Covenants Agreement, including but not limited to Section 7(b)-(d) (the “Non-Solicitation and Non-Interference Covenants”); and (B) Employee remains bound by all provisions of the Assignment and Confidentiality Agreement signed by Employee on or about July 1, 2018, and that all such surviving contractual covenants are hereby incorporated by reference into this Separation Agreement. (Hereinafter, the Protective Covenants Agreement and the Assignment and Confidentiality Agreement shall be jointly referred to as the “Employment Agreements”.)

d.           Moving Costs.  In connection with Employee’s relocation from her leased residence in Minnesota (“Minnesota Apartment”) to her permanent residence in Canada (“Canadian Residence”), within thirty (30) days of the Separation Date the Company shall:  (i) select, arrange, and pay actual costs to a maximum of Fifteen Thousand Dollars ($15,000.00) for a moving service to return Employee’s personal effects held at the Minnesota Apartment, inclusive of home furnishings, clothing, and one automobile, to her Canadian Residence or another Canadian location selected in the discretion of Employee; and (ii) upon receipt of supporting documentation, promptly reimburse Employee for all costs levied by Employee’s landlord in connection with the early termination of Employee’s lease of the Minnesota Apartment; provided, however, that in the event that Employee’s landlord returns any funds to Employee resulting from its mitigation efforts (“Mitigation Funds”), Employee will promptly issue a payment to the Company in an amount equal to such Mitigation Funds.

3.         Release of Claims.  As an inducement to the Company to enter into this Separation Agreement and in exchange for the consideration provided for in this Separation Agreement, Employee hereby settles any and all claims that Employee has or may have against the Company and its predecessors, successors, assigns, related companies, officers, employees, agents, assigns, insurers, representatives, counsel, administrators, and/or directors (the “Released Parties”) as a result of the Company’s hiring of Employee, Employee’s employment with the Company, the cessation of Employee’s employment with the Company, or any act, occurrence, or omission occurring prior to the Separation Date.

For the consideration expressed herein, Employee, on behalf of herself and her heirs, successors, representatives, and assigns, hereby releases and discharges the Released Parties from any and all claims, causes of action, liabilities, damages, and right to relief of any kind that Employee has or ever had against the Released Parties, known or unknown, by reason of any matter or fact giving rise to this Separation Agreement.  Employee’s release of claims is intended to extend to and includes, among other things, claims of any kind arising under or based upon Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employment Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Minnesota Human Rights Act; the Women’s Economic Security Act; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66–181.71; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940–181.944; Minn. Stat. §§ 181.950–181.957;  Minn. Stat. §§ 181.961–181.966, and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise relating to employment; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Separation Agreement.

Employee’s release of claims is intended to extend to and includes, among other things, claims of any kind arising under or based upon all severance benefits from the Company and eligibility under the Company’s other severance plans and arrangements (including, but not limited to, benefits under the Evine Live Inc. Executives’ Severance Benefit Plan dated July 25, 2016 and any predecessor or successor versions of such plan).  Employee agrees that if a court, arbitrator, or other entity awards a benefit under one of the Company’s other severance plans and arrangements, that the Employee will forfeit such award or return the amount to the Company.

Employee also agrees and understands that she is giving up any and all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract (including any claims for unpaid compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; and claims for punitive damages or attorneys’ fees or any other theory, whether legal or equitable.

Notwithstanding anything contained herein to the contrary, this Separation Agreement does not release or waive Employee’s claims that (i) may not be released or waived as a matter of law; (ii) are based on events, occurrences, or omissions that occur after the Separation Date; (iii) are based on Employee’s enforcement of the Company’s obligations as set forth in this Separation Agreement, (iv) are with respect to or relate to the Company’s obligation under its articles of incorporation and by-laws and the Minnesota Business Corporations Act (“MBCA”) to indemnify Employee as an officer of the Company, and/or (v) relate to any already vested benefits under the terms of any of the Company’s benefit plans (excluding the Company’s severance plans and arrangements such as, but not limited to, the Evine Live Inc. Executives’ Severance Benefit Plan dated July 25, 2016).  Similarly, nothing in this Separation Agreement prevents Employee from challenging the validity of this Separation Agreement or from filing any non-legally waivable claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, Employee agrees and understands that the Separation Agreement waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law.

This release of claims does not prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Nothing in this Separation Agreement requires Employee to seek prior authorization of the Company to make any such reports or disclosures, and Employee does not need and is not required to notify the Company that she has made any such reports or disclosures.  This Separation Agreement is not intended to and does not restrict Employee from seeking or obtaining an SEC whistleblower award.

4.          Consideration Period and Advice to Consult with Counsel.  Employee is hereby informed that the terms of this Separation Agreement shall be open for acceptance and execution by her for a period of twenty-one (21) days, during which time she may consult with an attorney and consider whether to accept this Separation Agreement. Changes to this Separation Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day acceptance period.  During this time, the Company advises and encourages Employee to consult with an attorney of her choice.  To receive the consideration provided for in this Separation Agreement, Employee must return a signed and dated original copy of this Separation Agreement to: Lori Riley, Evine, c/o Human Resources Department, 6740 Shady Oak Road, Eden Prairie, MN  55344.

5.          Revocation and Rescission Rights.  Employee is hereby informed of her right to revoke her release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of her intent to do so within seven (7) calendar days following Employee’s signing of this Separation Agreement.  Employee is also informed of her right to rescind (revoke) her release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), by informing the Company of her intent to do so within fifteen (15) calendar days following her signing of this Separation Agreement. The 7-day revocation period and the 15-day rescission period shall run concurrently.  Any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day of the applicable revocation or rescission period to the Company representative identified to in Section 4 above.

If Employee exercises her right to revoke or rescind any portion of her release of claims under this Section 5, the Company may, at its option, either nullify this Separation Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Employee has revoked.  Employee agrees and understands that if the Company chooses to nullify the Separation Agreement in its entirety, the Company will have no obligations under this Separation Agreement.

6.          Mutual Non-Disparagement.  Except in the context of a proceeding with the EEOC, NLRB, or other comparable state or local government agency; in compelled sworn testimony; or as otherwise may be required by law, Employee agrees that she will not disparage the Company, any person known to Employee to be one of the Company’s current or former employees, directors, officers, agents, contractors, vendors, or the Company’s management or services.  Except in the context of a proceeding with the EEOC, NLRB, or other comparable state or local government agency; in compelled sworn testimony; or as otherwise may be required by law, the Company agrees that it will not disparage Employee; provided, however, that the Company shall not be held in breach of this non-disparagement provision based on the statements of any employee who lacks actual knowledge of this provision, provided, however, that the Company shall ensure that all current directors and executives of the Company are informed of and have actual knowledge of this provision.

7.          Cooperation Covenant.  Upon reasonable notice and request by the Company, and with reasonable accommodation to Employee’s business and personal schedule, Employee will make herself available:  (a) to consult with the Company regarding business matters in which she was involved while employed by the Company, and (b) in connection with any public filing required of the Company, or any litigation or investigation involving the Company, as to which she has or may have relevant knowledge in connection with her employment with the Company, to be interviewed, review documents or things, give testimony, or engage in reasonable activities and otherwise cooperate with the Company (collectively, “Cooperation Activities”).  In performing any such Cooperation Activities, Employee agrees that any information that she provides will be truthful and substantially complete to the best of her knowledge.  Employee further agrees to promptly notify the Company of any third-party requests for information (whether made informally, by subpoena, or otherwise) concerning matters that relate to the Company and/or her actions as an employee of the Company, such that the Company will have a reasonable opportunity to intervene at its discretion in order protect its business and legal interests in connection with any such request.  The Company will make reasonable efforts within its control to provide Employee with two weeks’ notice of any request for Cooperation Activities and will promptly reimburse Employee for reasonable expenses (inclusive of travel, lodging, meals, and incidentals) and any actual lost wages (if any) incurred in meeting her obligations under this provision.

8.          Company Confidential Information and Property.

a.          Employee agrees that in the course of her employment with the Company, she had access to and acquired confidential and proprietary information belonging to the Company (“Confidential Information”).  Confidential Information includes (i) information received by the Company from third parties under confidentiality agreements, (ii) communications subject to the attorney-client and work-product privileges; and (iii) trade secrets and technical, business or financial information belonging to the Company and its affiliates (including, but not limited to, customer information, account records, supplier/vendor information, product information, research and development information, pricing and profitability information, confidential plans for the creation or disposition of products, product development plans, marketing strategies and techniques, business ideas or practices, and other confidential financial data and plans).

b.          Employee understands and agrees that such Confidential Information has been disclosed to her in confidence and for the use of the Company, and that the misappropriation or other unauthorized disclosure of this Confidential Information would be contrary to the interests of the Company.

c.          Except as set forth in Sections 8(e) and 8(f) below, Employee agrees: (i) that she will maintain the Company’s Confidential Information in strict confidence at all times; and (ii) she will not make use of this Confidential Information on her own behalf, or on behalf of any third party, unless required to do so under compulsion of law or legal process

d.          Employee affirms that all originals and all copies of the Company’s records, correspondence and documents, and all other property and assets of the Company, created or obtained by Employee as a result of or in the course of or in connection with Employee’s employment with the Company which are in Employee’s possession or control, whether confidential or not, have been returned to the Company before she signed the Separation Agreement.

e.          Employee understands that under the U.S. Defend Trade Secrets Act of 2016, she will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

f.           Notwithstanding anything contained herein to the contrary, it will not be a violation of this Section 8 for Employee to use or disclose Confidential Information (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order her to divulge, disclose or make accessible such information, (ii) that becomes generally known to the public or trade provided Employee was not the initial source of such Confidential Information that becomes generally known to the public or trade, or (iii) to Employee’s spouse, attorney and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance her tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of confidential and proprietary information by an Exempt Person shall be deemed to be a breach of this Section 8 by Employee.

9.          Passwords and Password-Protected Documents.  Employee agrees that, prior to signing this Separation Agreement, Employee has delivered all passwords in use by Employee at the time of Employee’s termination, a list of any documents that Employee has created or of which Employee is otherwise aware are password-protected, and the password(s) necessary to access such password-protected documents.

10.        Termination.  The Company may terminate this Separation Agreement in the event that Employee commits a material breach of this Separation Agreement.  Such termination shall be effective upon receipt of notice to Employee provided in writing by the Company.  Upon such termination for such material breach, the Company shall, in addition to all legal damages and equitable relief to which it may be entitled, be relieved of its obligations hereunder.

11.        Equitable and Extraordinary Relief.   Because damages alone are not an adequate remedy for any breach of Sections 6, 7, and 8 of this Separation Agreement, or the provisions of the Employment Agreements reaffirmed in Section 2(d) above, the Company shall have the right, without posting a bond, to enforce said provisions by seeking injunctive relief, specific performance, or other equitable or extraordinary relief.

12.        Non-Assignability.  Employee understands and agrees that this Separation Agreement is personal to Employee.  The duties, rights, and obligations set forth herein may not be delegated or assigned by Employee to any other person without prior written consent of the Company.  The Company’s rights and obligations hereunder may be assigned to any successor following a sale of the Company or of the Company’s assets or any other transaction involving a change in control.

13.        Representations and Warranties.  Employee represents and warrants that Employee is not aware of any facts or circumstances that might justify a claim against the Released Parties for any violation of the Family and Medical Leave Act (“FMLA”) or the Fair Labor Standards Act (“FLSA”) or comparable state statutes.  Subject to Section 2(a) above, Employee further represents and warrants that she has received any and all wages and/or commissions for work performed and any and all FMLA leave to which Employee may have been entitled.

Employee also represents and warrants that she is not aware of any facts that would establish, tend to establish, or in any way support an allegation that any employee, officer, or director of the Company has engaged in conduct that she believes could violate any other federal, state or local law.

14.        Governing Law; Severability.  This Separation Agreement shall be governed by the laws of the State of Minnesota without regard to the choice of law provisions of any jurisdiction, unless superseded by federal law.  If any part of this Separation Agreement is construed to be invalid and/or unenforceable, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Separation Agreement shall remain in full force and effect.  The language of all parts of this Separation Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.        Choice of Venue.  Any action between Employee and the Company relating to Employee’s employment or termination of employment with the Company, including, without limitation, actions relating to or arising under this Separation Agreement shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and Employee and the Company hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

16.        Section 409A Compliance.  To the extent possible, it is intended that the Separation Payment under this Separation Agreement is to be exempt from section 409A of the Internal Revenue Code, accompanying regulations, and guidance (collectively “section 409A”), by reason of the short-term deferral rule (26 C.F.R. § 1.409A-1(b)(4)), or one of the separation pay exceptions (26 C.F.R. § 1.409A-1(b)(9)).  To the extent that the Separation Payment under this Separation Agreement is subject to section 409A, this Separation Agreement shall be interpreted in a manner that complies with section 409A.  For example, the term “termination” shall be interpreted to mean a separation from service under section 409A and if Employee is a specified employee the six (6) month delay rule for a payment made based on separation from service shall apply (if applicable) with payments due accrued until the end of the six (6) month period.  In addition, each payment and benefit shall be treated as a separate payment for purposes of section 409A, as allowed under 26 C.F.R. § 1.409A-2(b)(2)(iii).  Notwithstanding the foregoing, although the intent is to comply with section 409A, Employee shall be responsible for all taxes and penalties under this Separation Agreement (the Company and its employees shall not be responsible for such taxes and penalties.   To the extent that any provision hereof is modified in order to comply with section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by section 409A or damages for failing to comply with section 409A.

17.        Entire Agreement.  Except as otherwise stated herein, this Separation Agreement and the documents referenced herein contain the entire agreement between Employee and the Company with respect to Employee’s employment and separation from employment and there are no promises or understandings outside of this Separation Agreement and the documents referenced herein with respect to Employee’s employment or separation from employment with the Company.  Any modification of or addition to this Separation Agreement must be in a writing signed by Employee and an appropriate representative of the Company.

18.        Indemnification. The Company shall indemnify Employee as an officer of the Company in accordance with its obligations under the Company’s articles of incorporation and by-laws and the MBCA.

19.        No Offset.  There shall be no offset against amounts due to Employee under this Separation Agreement on account of any compensation attributable to any subsequent employment that Employee may obtain.

20.        Controlling Document.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Employee conflicts with any provision of this Separation Agreement, the provisions of this Separation Agreement shall control and prevail.

21.        Waiver.  The waiver by either party of a breach by the other party of any provision of this Separation Agreement shall not operate or be construed as a waiver of any subsequent breach.

22.        Headings; Counterparts and Electronic Signatures.  The headings of the sections contained in this Separation Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Separation Agreement.  This Separation Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement.  A copied, scanned, or faxed signature shall be treated the same as an original.

23.        Employee Representation.  EMPLOYEE AFFIRMS THAT SHE HAS READ THIS SEPARATION AGREEMENT.  EMPLOYEE ACKNOWLEDGES THAT SHE WAS PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO CONSIDER WHETHER OR NOT TO ACCEPT THIS SEPARATION AGREEMENT PRIOR TO SIGNING IT.  EMPLOYEE AGREES THAT THE PROVISIONS OF THIS SEPARATION AGREEMENT ARE UNDERSTANDABLE TO HER, THAT SHE HAS ENTERED INTO THIS SEPARATION AGREEMENT FREELY AND VOLUNTARILY, AND THAT SHE HEREBY IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT.

Dated: January 1, 2019	/s/ Anne Martin-Vachon

Anne Martin-Vachon

Dated: January 1, 2019	EVINE Live Inc.

	By	/s/ Robert Rosenblatt

	Its	Chief Executive Officer

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